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                                                                     EXHIBIT 5.1




              [CURTIS, MALLET-PREVOST, COLT & MOSLE LLP LETTERHEAD]




                                                  September 24, 2001


Century Aluminum Company
The Guarantors (defined below)
2511 Garden Road, Suite 200
Monterey, CA  93940




Gentlemen:

We have acted as special counsel to Century Aluminum Company (the "Company"), Century Aluminum of West Virginia, Inc. ("Century WV"), Berkeley Aluminum, Inc. ("Berkeley"), Century Kentucky, Inc. ("Century KY"), and Skyliner, Inc. ("Skyliner"), each a Delaware corporation, Virgin Islands Alumina Corporation, LLC ("Vialco"), a Delaware limited liability company Metalsco, Ltd. ("Metalsco"), a Georgia corporation, and NSA, Ltd. ("NSA"), a Kentucky limited partnership (each of Century WV, Berkeley, Century KY, Skyliner, Vialco, Metalsco and NSA being individually referred to as a "Guarantor" and collectively as the "Guarantors") in connection with the, preparation of a Registration Statement on Form S-4 (Registration Statement No. 333-65970, as amended, hereinafter the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to an offer to exchange (the "Exchange Offer") up to $325 million in principal amount of the Company's 11.75% Senior Secured First Mortgage Notes due 2008 (the "New Notes") for its outstanding 11.75% Senior Secured First Mortgage Notes due 2008 (the "Old Notes"). The Old Notes are, and the New Notes will be, guaranteed (each a "Guarantee") on a joint and several basis by each of the Guarantors.

                  In connection herewith, we have examined the Registration Statement and all exhibits thereto, including the Indenture, dated as of April 2, 2001 (the "Indenture") between the Company, the Guarantors and Wilmington Trust Company, as trustee (the "Trustee"), and such other documents as we have considered necessary.
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CURTIS, MALLET-PREVOST, COLT & MOSLE LLP
    Attorneys and Counsellors at Law          Page 2          September 24, 2001




                  In rendering this opinion, we have assumed, without any independent investigation or verification of any kind, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, or photostatic or facsimile copies. We also have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee.

                  Based upon such examination, it is our opinion that the New Notes, upon valid tender of the Old Notes to Wilmington Trust Company, as exchange agent for the Exchange Offer, and issuance of the New Notes in exchange for such tendered Old Notes in accordance with the terms of the Indenture and the Registration Statement, will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture, and each Guarantee in respect of the New Notes will have been validly issued and will constitute a valid and binding obligation of the respective Guarantor entitled to the benefit of the indenture, in each case subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency (including without limitation, all laws relating to preferences and fraudulent transfers), moratorium or other laws affecting creditors' rights generally from time to time in effect and general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), whether enforcement is considered in a proceeding in equity or at law, to the discretion of the court before which any proceeding therefor may be brought, and to the extent that rights to indemnity may be limited by United States federal or state securities laws or the public policy underlying such laws.

                  We hereby consent to the reference to our name in the Registration Statement and in the related Prospectus under the caption "Legal Matters" and to the use of the foregoing opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

                  We are giving this opinion to the Company and the Guarantors, and no person other than the Company and the Guarantors may rely upon it.

                                    Very truly yours,



                                    /s/ Curtis, Mallet-Prevost, Colt & Mosle LLP